Exhibit 99.1

Revelation Biosciences Raises $7.76 Million in Equity Financing

San Diego, CA – January 24, 2022 – Revelation Biosciences Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on the development of immunologic-based therapies for the prevention and treatment of disease, announced today that it has entered into a definitive agreement with a leading healthcare-focused institutional investor, pursuant to which the Company agreed to sell 1,293,126 shares of Common Stock (“Shares”) at a gross purchase price of $3.00 per Share. Additionally, Revelation has agreed to issue to the investor unregistered warrants to purchase up to 2,586,667 shares (the “Common Warrants”), as well as unregistered pre-funded warrants to purchase up to 1,239,541 shares (the “Pre-Funded Warrants” and together with the Common Warrants, the “Warrants”) in a concurrent private placement. The Common Warrants have an exercise price of $3.29 per share, will become exercisable in six months after their date of issuance and will expire five and a half years from their date of issuance. The Pre-Funded Warrants have been funded to the amount of $3.00 with $0.0001 payable on exercise.

The gross proceeds to Revelation, before deducting placement agent fees and other offering expenses, will be approximately $7.76 million. Revelation intends to use the net proceeds from this offering to advance its clinical and preclinical pipeline and for general working capital.

The closing of the offering is expected to occur on the trading day on which all conditions to closing have been met, including stock exchange approval.

The Shares and the shares underlying the Warrants (collectively, the “Securities”) are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and the Securities have not been registered under the Act, or applicable state securities laws. Accordingly, the Securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Roth Capital Partners, LLC is acting as the exclusive placement agent for the offering.

About Revelation Biosciences Inc.

Revelation Biosciences, Inc. is a clinical-stage life sciences company focused on the development of immunologic-based therapies for the prevention and treatment of disease. Revelation has several product candidates in development. REVTx-99a, the lead therapeutic candidate, is an intranasal immunomodulator to prevent or treat infections caused by various respiratory viruses such as SARS-CoV-2, including its variants, influenza A and B, parainfluenza, rhinovirus, and RSV. REVTx-99b is being developed for other indications such as: allergic rhinitis and chronic nasal congestion. REVTx-200 is an intranasal immunomodulator adjunct to be used in combination with an intramuscular vaccination for more complete immunity. REVTx-200 is based on the same technology used in REVTx-

99. In addition to Revelation’s therapeutic pipeline, Revelation is also developing REVDx-501, a rapid home use diagnostic that can be used to detect any respiratory viral infection, regardless of virus type or strain, without the need for specialized instrumentation.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the clinical utility of an increase in intranasal cytokine levels as a biomarker of viral infections; the ability to complete planned clinical studies of REVTx-99; risks relating to the successful completion of RVL-CLR01 and RVL-VRL01 clinical studies; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for REVTx-99 and expanded indications, REVTx-200, REVDx-501, or any other product candidates; potential indications for which product candidates may be developed; the potential impact that COVID-19 may have on Revelation’s suppliers, vendors, regulatory agencies, employees and the global economy as a whole; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences Inc.

Email: svedrick@revbiosciences.com

and

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com

Media contact: Kristin Faulder kristin@heurisay.com